Exhibit 10.1

October 4, 2023

Steven Humphreys

Via email to

Re: Amendment to Employment Letter Agreement

Dear Steve:

This letter agreement (the “Amendment”) reaffirms and amends the offer letter agreement between you and Identiv, Inc. (the “Company”) dated September 14, 2015 (the “Employment Letter Agreement”) as follows:

1. Base Salary; Annual Performance Bonus

Effective as of September 1, 2023, your base salary will be $550,000 on an annualized basis (the “Base Salary”). The Base Salary will continue to be paid to you in the form of fully vested common stock of the Company, except for amounts withheld in cash to cover taxes and other voluntary and involuntary payroll deductions and withholdings.

In addition to your Base Salary, you will be eligible to earn a quarterly performance bonus of up to $100,000 at the end of each fiscal quarter beginning with the fourth fiscal quarter starting October 1, 2023.

Performance bonus criteria for the remainder of 2023 will, with respect to the quarter ended September 30, 2023, be based on the existing revenue and net income targets and, with respect to the fourth fiscal quarter ending December 31, 2023 and thereafter be established based on the Company’s performance metrics and specific thresholds set forth in the operating plan approved by the Board of Directors (the “Board”) from time to time. Performance achieved will be evaluated on a quarterly basis. Your Base Salary and incentive compensation will be subject to periodic review and adjustment by the Board in accordance with Company practices.

All other terms contained in the Employment Letter Agreement under the heading “Compensation, Benefits” will remain unchanged.

2. Corporate Event RSU Award

Subject to your continued employment with the Company (except as provided below), if the Company undergoes either (i) a sale or merger of a material business unit at a price and on terms determined by the Board to constitute a qualifying transaction or, (ii) a Change of Control (as defined in the Employment Letter Agreement) (each, a “Corporate Event”) on or before the fourth (4th) anniversary of the date of this Amendment (the “Deadline”), then you will be granted an award of 365,000 fully vested restricted stock units (the “Corporate Event RSU Award”) effective as of immediately prior to the consummation of the Corporate Event, which will settle for either stock or cash (as provided below) upon the consummation of the Corporate Event.

If you are terminated by the Company without Cause or you are Constructively Terminated (each as defined in the Employment Letter Agreement) within six (6) months prior to the consummation of a Corporate Event that occurs prior to the Deadline (a “Qualifying Termination”), you will remain eligible to receive the Corporate Event RSU Award, subject to you providing an Enforceable Release (as defined in the Employment Letter Agreement) within the timeframe provided in the Employment Letter Agreement.

In addition, if either (A) your right to receive the Corporate Event RSU Award occurs after a Qualifying Termination or (B) you are employed as of the Corporate Event but there are insufficient shares available under the Company’s 2011 Incentive Compensation Plan (the “Plan”) to fund the shares underlying the Corporate Event RSU Award, then (x) in the case of foregoing clause A, in lieu of shares issued on settlement of the award, you will be entitled to receive a cash payment upon the consummation of the Corporate Event in an amount equal to the per share Fair Market Value (as defined in the Plan) of the Company’s common stock as of the consummation of the Corporate Event multiplied by 365,000 and (y) in the case of the foregoing clause B, in lieu of settlement of the award fully in shares, you will be entitled to receive upon the consummation of the Corporate Event shares to the extent available for issuance to you under the Plan plus a cash payment in an amount equal to such per share Fair Market Value multiplied by the difference between 365,000 and the number of shares so issued to you.

Except as expressly modified by this Amendment, all of the terms and provisions of the Employment Letter Agreement are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein.

[Signature page follows]

I am pleased to confirm the terms of this Amendment to you on behalf of the Company. Please sign and date this Amendment to confirm your agreement to the terms described above and return it to me. For the purposes of this Agreement, a facsimile or electronic signature shall serve as an original.

Sincerely,

IDENTIV, INC.

By:	/s/ Gary Kremen
Gary Kremen, for the Board of Directors

AGREED AND ACCEPTED:

/s/ Steven Humphreys	10/6/2023
Steven Humphreys	Date